Exhibit 99.1

China Automotive Systems Reports a 26.8% Net Sales Increase
in 2022 Third Quarter and 175% Diluted EPS Growth in First Nine Months

Q3 Revenues in Brazil Grew by 51.9% year-over-year Amid Currency Headwinds

WUHAN, China, November 14, 2022/PRNewswire/ -- China Automotive Systems, Inc. (Nasdaq: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2022.

 Third Quarter 2022 Highlights

•	Net sales increased by 26.8% to $137.2 million compared with $108.2 million in the third quarter of 2021;
•	Electric power steering (“EPS”) product sales increased by 52.4% to $44.8 million;
•	Gross profit increased 24.4% to $20.9 million and gross margin was 15.2% compared with 15.5% in the third quarter of 2021;
•	Income from operations was $4.9 million compared with income from operations of $0.6 million in the third quarter of 2021;
•	Net income attributable to parent company's common shareholders was $7.5 million, or diluted income per share of $0.24, compared to a net loss attributable to parent company's common shareholders of $0.3 million, or diluted loss per share of $0.01, in the third quarter of 2021.

First Nine Months of 2022 Highlights

•	Net sales rose by 11.6% to $400.8 million compared to $359.2 million in the first nine months of 2021;
•	Gross profit increased 11.4% to $58.4 million and gross margin was 14.6% compared with 14.6% in the first nine months of 2021;
•	Income from operations was $10.6 million compared with income from operations of $4.9 million in the first nine months of 2021;
•	Net income attributable to parent company's common shareholders was $16.8 million, or diluted income per share of $0.55, compared to net income attributable to parent company's common shareholders of $6.1 million, or diluted income per share of $0.20 in the first nine months of 2021;
•	Free cash flow increased to $19.8 million compared with negative $11.7 million in the first nine months of 2021;
•	Cash and cash equivalents and pledged cash were $131.7 million as of September 30, 2022.

Mr. Qizhou Wu, the Chief Executive Officer of CAAS, commented, “Overall vehicle sales in China rose by 29.4% in the third quarter of 2022 with passenger car sales up by 36.6% while commercial vehicles sales declined by 10.6%, according to data from the China Association of Automobile Manufacturers. U.S. auto sales declined slightly by 0.9% in the third quarter of 2022. Sales of both our traditional hydraulic and our EPS steering products grew during the third quarter of 2022. Overall, our sales in China remained strong as many of our customers experienced solid growth creating higher demand for our products.”

“We look forward to the remainder of 2022 as we believe the auto industry will continue to be buoyant as Chinese GDP grew at 3.9% in the third quarter of 2022 according to the Chinese National Bureau of Statistics, exceeding a consensus estimate of 3.4%. The auto industry growth in China is still being hampered by lockdowns, COVID restrictions and supply chain issues. However, we believe these issues will be resolved over time and the government has been implementing favorable policies to further revitalize the economy. We are maintaining our market positions for when the auto markets more fully recover.”

Mr. Jie Li, the Chief Financial Officer of CAAS, commented, “Our financial position remains robust as we have generated positive cash flow from operations and have cash and cash equivalents and pledged cash of $131.7 million at September 30, 2022. We are increasing our spending on new research and development projects and new machinery to add innovative products for future growth. We purchased 382,418 common shares in accordance with our share repurchase program in the third quarter of 2022.”

Third Quarter of 2022

In the third quarter of 2022, net sales increased by 26.8% to $137.2 million compared to $108.2 million in the same quarter of 2021. The increase in net product sales was due to a 17.3% gain in the Company’s sales of hydraulic products, and an increase of 52.4% in EPS net product sales. EPS net sales were $44.8 million, or 32.7% of net sales, compared with $29.4 million, or 27.2% of net sales, in the third quarter of 2021. Net product sales to North America decreased by 4.8% to $29.5 million, due primarily to changes in the product mix, compared with $31.0 million for the same quarter in 2021. Net product sales in Brazil rose by 51.9% to $11.5 million due to higher demand.

Gross profit was $20.9 million in the third quarter of 2022, compared to $16.8 million in the third quarter of 2021. Gross margin was 15.2% compared to 15.5% for the same period of 2021, mainly due to the change in product mix.

Selling expenses were $4.0 million in the third quarter of 2022, compared to $4.8 million in the third quarter of 2021. The lower selling expenses were mainly due to a decrease in transportation expenses. Selling expenses represented 2.9% of net sales in the third quarter of 2022, compared to 4.4% in the third quarter of 2021.

General and administrative expenses ("G&A expenses") were $4.9 million in the third quarter of 2022, compared to $6.2 million in the same quarter of 2021. The decrease was primarily due to a decline in the provision for credit losses provided for accounts receivable. G&A expenses represented 3.6% of net sales in the third quarter of 2022 compared with 5.7% of net sales in the third quarter of 2021.

Research and development expenses ("R&D expenses") increased by 66.7% to $9.5 million in the third quarter of 2022, compared to $5.7 million in the third quarter of 2021. R&D expenses represented 6.9% of net sales in the third quarter of 2022 compared with 5.3% of net sales in the third quarter of 2021. Higher R&D expenditures were primarily due to increased investment for new projects.

Income from operations was $4.9 million in the third quarter of 2022, compared to income from operations of $0.6 million in the same quarter of 2021. Higher income from operations was mainly due to increased gross profit, a higher gain on other sales and greater cost controls in the third quarter of 2022.

Other income was $0.7 million in the third quarter of 2022 compared with $2.4 million in the third quarter of 2021 primarily due to lower government subsidies received in the third quarter of 2022.

Net financial income was $4.8 million compared with net financial expense of $0.8 million in the third quarter of 2021 mainly due to the foreign exchange volatility of the US dollar against the RMB and the Brazilian Real.

Income before income tax expenses and equity in earnings of affiliated companies was $10.0 million in the third quarter of 2022, compared to income before income tax expenses and equity in earnings of affiliated companies of $1.9 million in the third quarter of 2021. The higher income before income tax expenses and equity in earnings of affiliated companies was mainly due to increased income from operations compared with the third quarter of 2021.

Income tax expense was $0.9 million in the third quarter of 2022, compared to an income tax expense of $2.4 million for the third quarter of 2021, which was mainly due to the valuation allowance recognized in the third quarter of 2021.

Net income attributable to parent company's common shareholders was $7.5 million in the third quarter of 2022, compared to net loss attributable to parent company's common shareholders of $0.3 million in the third quarter of 2021. Diluted income per share was $0.24 in the third quarter of 2022, compared with diluted loss per share of $0.01 in the third quarter of 2021.

The weighted average number of diluted common shares outstanding was 30,640,260 in the third quarter of 2022, compared to 30,851,776 in the third quarter of 2021.

First Nine Months of 2022

Net sales for the first nine months of 2022 increased by 11.6% to $400.8 compared with $359.2 million in the first nine months of 2021. Gross profit for the first nine months of 2022 increased by 11.4% to $58.4 million, compared to $52.4 million in the corresponding period last year. Gross margin for the first nine months of 2022 was 14.6%, compared to 14.6% for the corresponding period in 2021. For the nine months ended September 30, 2022, gain on other sales amounted to $5.3 million, compared to $2.5 million for the corresponding period in 2021. Income from operations was $10.5 million compared to income from operations of $4.9 million in the first nine months of 2021.

Net income attributable to parent company's common shareholders was $16.8 million compared with net income attributable to parent company's common shareholders of $6.1 million in the corresponding period last year. Diluted income per share was $0.55 in the first nine months of 2022, compared to diluted income per share of $0.20 for the corresponding period in 2021.

As of September 30, 2022, total cash and cash equivalents and pledged cash deposits were $131.7 million. Total accounts receivable including notes receivable were $208.6 million. Accounts payable including notes payable were $210.2 million. Total parent company stockholders' equity was $302.2 million as of September 30, 2022, compared to $321.0 million as of December 31, 2021.

Net cash provided by operating activities was $31.7 million in the first nine months of 2022 compared with net cash used in operating activities of $5.9 million in the first nine months of 2021. Payments to acquire property, plant and equipment were $11.8 million compared with $5.3 million in the first nine months of 2021.

Business Outlook

Management increases its revenue guidance to $540 million for the full year 2022. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on November 14, 2022 at 8:00 A.M. EST/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please see the dial-in information below, enter the call 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference with pin 258800.

Phone Number: +1-888-506-0062 (North America)

Phone Number: +1-973-528-0011 (International)

Mainland China Toll Free: +86-400-120-3199

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through ten Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Fiat Chrysler Automobiles (FCA) and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2022, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook for automobile sales, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

+1-212-521-4050

Email: Kevin@awakenlab.com

- Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended September 30,
	2022	2021
Net product sales ($11,181 and $14,691 sold to related parties for the three months ended September 30, 2022 and 2021)	$137,207	$108,231
Cost of products sold ($7,689 and $6,505 purchased from related parties for the three months ended September 30, 2022 and 2021)	116,289	91,439
Gross profit	20,918	16,792
Gain on other sales	2,290	487
Less: Operating expenses
Selling expenses	3,978	4,802
General and administrative expenses	4,893	6,174
Research and development expenses	9,450	5,712
Total operating expenses	18,321	16,688
Income from operations	4,887	591
Other income, net	744	2,407
Interest expense	(384)	(255)
Financial income/(expense), net	4,760	(821)
Income before income tax expenses and equity in earnings of affiliated companies	10,007	1,922
Less: Income taxes	899	2,441
Add: Equity in (loss)/earnings of affiliated companies	(1,101)	251
Net income/(loss)	8,007	(268)
Less: Net income attributable to non-controlling interests	529	42
Accretion to redemption value of redeemable non-controlling interests	(8)	(7)
Net income/(loss) attributable to parent company’s common shareholders	$7,470	$(317)
Comprehensive income:
Net income/(loss)	$8,007	$(268)
Other comprehensive income:
Foreign currency translation loss, net of tax	(18,705)	(1,338)
Comprehensive loss	(10,698)	(1,606)
Less: Comprehensive loss attributable to non-controlling interests	(604)	(40)
Accretion to redemption value of redeemable non-controlling interests	(8)	(7)
Comprehensive loss attributable to parent company	$(10,102)	$(1,573)

Net income attributable to parent company’s common shareholders per share -
Basic	$0.24	$(0.01)
Diluted	$0.24	$(0.01)

Weighted average number of common shares outstanding -
Basic	30,637,876	30,851,776
Diluted	30,640,260	30,851,776

 China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Nine Months Ended September 30,
	2022	2021
Net product sales ($31,343 and $47,016 sold to related parties for the nine months ended September 30, 2022 and 2021)	$400,764	$359,176
Cost of products sold ($21,725 and $21,916 purchased from related parties for the nine months ended September 30, 2022 and 2021)	342,401	306,807
Gross profit	58,363	52,369
Gain on other sales	5,326	2,528
Less: Operating expenses
Selling expenses	12,358	14,857
General and administrative expenses	15,309	16,852
Research and development expenses	25,473	18,318
Total operating expenses	53,140	50,027
Income from operations	10,549	4,870
Other income, net	7,067	5,636
Interest expense	(1,156)	(892)
Financial income/(expense), net	9,318	(878)
Income before income tax expenses and equity in earnings of affiliated companies	25,778	8,736
Less: Income taxes expense	5,013	3,280
Add: Equity in (loss)/earnings of affiliated companies	(2,674)	435
Net income	18,091	5,891
Less: Net income/(loss) attributable to non-controlling interests	1,229	(219)
Accretion to redemption value of redeemable non-controlling interests	(23)	(21)
Net income attributable to parent company’s common shareholders	$16,839	$6,089
Comprehensive income:
Net income	$18,091	$5,891
Other comprehensive income:
Foreign currency translation (loss)/income, net of tax	(36,323)	1,977
Comprehensive (loss)/income	(18,232)	7,868
Less: Comprehensive loss attributable to non-controlling interests	(957)	(92)
Accretion to redemption value of redeemable non-controlling interests	(23)	(21)
Comprehensive (loss)/income attributable to parent company	$(17,298)	$7,939

Net income attributable to parent company’s common shareholders per share -

Basic	$0.55	$0.20
Diluted	$0.55	$0.20
Weighted average number of common shares outstanding -
Basic	30,778,336	30,851,776
Diluted	30,779,883	30,855,967

Share-based compensation included in operating expense above is as follows:
General and administrative expenses	-	88

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$100,712	$131,695
Pledged cash	31,033	27,804
Accounts and notes receivable, net - unrelated parties	199,636	195,729
Accounts and notes receivable, net - related parties	8,919	14,607
Inventories	104,629	116,493
Other current assets	43,251	15,052
Total current assets	488,180	501,380
Non-current assets:
Property, plant and equipment, net	104,877	127,721
Land use rights, net	9,439	10,732
Long-term investments	52,755	36,966
Other non-current assets	19,642	39,963
Total assets	$674,893	$716,762

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term loans	$44,208	$47,592
Accounts and notes payable - unrelated parties	197,610	214,590
Accounts and notes payable - related parties	12,578	13,464
Accrued expenses and other payables	48,321	50,332
Other current liabilities	32,058	25,838
Total current liabilities	334,775	351,816
Long-term liabilities:
Long-term tax payable	15,805	21,075
Long term loans	532	-
Other non-current liabilities	6,140	6,430
Total liabilities	$357,252	$379,321

Commitments and Contingencies

Mezzanine equity:
Redeemable non-controlling interests	575	553

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued –32,338,302 and 32,338,302 shares as of September 30, 2022 and December 31, 2021, respectively	$3	$3
Additional paid-in capital	63,731	63,731
Retained earnings-
Appropriated	11,481	11,481
Unappropriated	243,202	226,363
Accumulated other comprehensive income	(9,420)	24,717
Treasury stock –1,938,129 and 1,486,526 shares as of September 30, 2022 and December 31, 2021, respectively	(6,828)	(5,261)
Total parent company stockholders' equity	302,169	321,034
Non-controlling interests	14,897	15,854
Total stockholders' equity	317,066	336,888
Total liabilities, mezzanine equity and stockholders' equity	$674,893	$716,762

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$18,091	$5,891
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Share-based compensation	-	88
Depreciation and amortization	17,402	19,686
Provision of credit losses	602	1,644
Deferred income taxes	2,880	2,573
Equity in loss/(earnings) of affiliated companies	2,674	(435)
Loss on fixed assets disposals	35	71
(Increase)/decrease in:
Accounts and notes receivable	(21,616)	6,631
Inventories	115	(17,500)
Other current assets	(3,748)	(129)
Increase/(decrease) in:
Accounts and notes payable	5,795	(11,506)
Accrued expenses and other payables	3,004	(2,325)
Long-term taxes payable	(2,809)	(2,809)
Other current liabilities	9,252	(7,462)
Other non-current liabilities	-	(285)
Net cash provided by/(used in) operating activities	31,677	(5,867)
Cash flows from investing activities:
Decrease/(increase) in demand loans included in other non-current assets	288	(357)
Repayment of loan from a related party	-	154
Cash received from property, plant and equipment sales	1,143	252
Payments to acquire property, plant and equipment (including $2,632 and $929 paid to related parties for the nine months ended September 30, 2022 and 2021, respectively)	(11,842)	(5,344)
Payments to acquire intangible assets	(68)	(505)
Investment under the equity method	(12,802)	(308)
Purchase of short-term investments	(79,311)	(46,212)
Proceeds from maturities of short-term investments	55,944	40,016
Cash received from long-term investment	3,986	10,116
Net cash used in investing activities	(42,662)	(2,188)
Cash flows from financing activities:
Proceeds from bank loans	43,616	42,700
Repayments of bank loans	(41,465)	(44,854)
Repayments of the borrowing for sale and leaseback transaction	(1,130)	(3,328)
Repurchase of common shares	(1,567)	-
Acquisition of non-controlling interest	-	(538)
Net cash used in financing activities	(546)	(6,020)
Effects of exchange rate on cash, cash equivalents and pledged cash	(16,223)	1,015
Net decrease in cash, cash equivalents and pledged cash	(27,754)	(13,060)
Cash, cash equivalents and pledged cash at beginning of the period	159,499	128,061
Cash, cash equivalents and pledged cash at end of the period	$131,745	$115,001